Exhibit 10.2

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

MANAGEMENT COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Award Agreement”), dated as of October 12, 2010, is made between Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”) and Peter D. Aquino (the “Grantee”). The Primus Telecommunications Group, Incorporated 2009 Management Compensation Plan (the “Plan”) is hereby incorporated by reference and made a part hereof, and the restricted stock described below and this Award Agreement shall be subject to all terms and conditions of the Plan. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan or the Executive Employment Agreement (the “Employment Agreement”) dated as of the date hereof by and between the Company and the Grantee.

1. Agreement to Grant Restricted Stock. Subject to the provisions and conditions described in this Award Agreement and in the Plan, the Company hereby agrees to grant to the Grantee all rights, title and interest in the record and beneficial ownership of 164,500 shares (the “Restricted Stock”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”).

2. Grant Date. The grant of the Restricted Stock shall be effective as of the date hereof (the “Grant Date”).

3. Vesting. Subject to Paragraph 5 hereof and the terms of the Plan, the Grantee shall vest in all rights under the Restricted Stock and any rights of the Company to such shares shall lapse with respect to the Restricted Stock on the earlier of (i) the dates set forth below, or (ii) the termination by the Company of the Grantee (A) without Cause or (B) upon a Change in Control of the Company (other than on account of death or Disability) or termination by the Grantee for Good Reason prior to the end of the Employment Period. If not earlier vested, the Restricted Stock shall vest according to the following schedule, provided that the Grantee is continuously employed by the Company from the Grant Date to the applicable vesting date, or such shares shall be forfeited if not so employed:

Date	Shares Vested
January 1, 2011:	54,833
January 1, 2012:	54,833
January 1, 2013:	54,834

4. Issuance and Transferability.

(a) Restriction and Restricting Legend. Upon grant, the Restricted Stock granted hereunder shall be registered in the name of the Grantee and shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Company, until such time as Restrict Stock becomes vested and the restrictions on transfer have lapsed. If the Restricted Stock are represented by certificates, such certificates shall be marked with the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the Primus Telecommunications Group, Incorporated 2009 Management Compensation Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Restricted Stock Agreement dated October 12, 2010.”

(b) Book Entry Form. If the shares are held in book entry form, then such entry will reflect, in a manner sufficient to effect in a legally enforceable form, that such shares of Restricted Stock are subject to the restrictions of this Award Agreement and the Plan.

(c) Stock Power. The Grantee will deliver to the Company a stock power, in substantially the form as Exhibit A attached hereto or such form as required by the Company, endorsed in blank, with respect to each Award of Restricted Stock.

(d) Release of Restrictions. Upon vesting of any portion of the shares of Restricted Stock and satisfaction of any other conditions required by the Plan or pursuant to this Award Agreement, the Company shall promptly either issue a stock certificate, without such restricted legend, for any shares of the Restricted Stock that have vested, or, if the shares are held in book entry form, the Company shall remove the notations on the book form for any shares of the Restricted Stock that have vested.

(e) Prohibition on Transfer. Until restrictions lapse, the Restricted Stock shall not be transferable. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Grantee. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock, regardless of by whom initiated or attempted, prior to the lapse of restrictions shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock is effected by operation of law, court order or otherwise, the affected Restricted Stock shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Award Agreement.

5. Forfeiture. Except as provided in Paragraph 3, the Grantee shall immediately forfeit all rights pursuant to this Award Agreement and to any nonvested portion of the Restricted Stock in the event of the Grantee’s termination of Employment with the Company under circumstances that do not cause such restrictions to lapse and the Grantee to become fully vested under the terms of this Award Agreement. In the event the Grantee is terminated for Cause, or by the Grantee’s death or Disability, or termination by the Grantee without Good Reason, the Grantee shall forfeit all rights to the nonvested Restricted Stock on 12:01 a.m. on the date of termination, and the Company shall have the right to repurchase or recover such shares for the amount of any cash paid therefor.

6. Ownership Rights. Subject to any reservations, conditions or restrictions set forth in this Award Agreement and/or the Plan, upon grant to the Grantee of the Restricted Stock, the Grantee shall be entitled to all voting rights applicable to the Restricted Stock during the Restricted Period. In the event of forfeiture of shares of Restricted Stock, the Grantee shall have no further rights with respect to such Restricted Stock. Prior to any forfeiture of the shares of

Restricted Stock and while such nonvested shares are restricted, the Grantee shall not be entitled to receive any dividend with respect to any Restricted Stock.

7. Reorganization of the Company. The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8. Certain Restrictions. By executing this Award Agreement, the Grantee acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Award Agreement or the terms of the Plan.

9. Amendment and Termination. This Award Agreement or the Plan may be amended or terminated in accordance with the terms of the Plan.

10. Taxes and Withholdings.

(a) Tax Consequences. The granting, vesting and/or sale of all or any portion of the Restricted Stock may trigger tax liability. The Grantee agrees that he shall be solely responsible for any such tax liability. The Grantee is encouraged to contact his tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock.

(b) Withholding. The Grantee acknowledges that the vesting of Restricted Stock granted pursuant to this Award Agreement and the making of an election under Section 83(b) of the Code may result in federal, state or local tax withholding obligations. The Grantee understands and acknowledges that the Company will not deliver shares of Common Stock until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Award Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, the Grantee hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Award Agreement or the Plan. As such, if the Company requests that the Grantee take any action required to effect any action described in this Paragraph 10 and to satisfy the tax withholding obligation pursuant to this Award Agreement and the Plan, the Grantee hereby agrees to promptly take any such action.

(c) Section 83(b) Election. The Grantee understands that any election under Section 83(b) of the Code with regard to the Restricted Stock must be made within thirty (30) days of the Grant Date and that, in the event of such election, the Grantee will so notify the Company in writing on or before such date.

11. No Guarantee of Tax Consequences. The Company, Board and Committee make no commitment or guarantee to the Grantee that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to the Grantee.

12. Severability. In the event that any provision of this Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.

13. Terms of the Plan Control. This Award Agreement and the underlying Award are made pursuant to the Plan. Notwithstanding anything in this Award Agreement to the contrary, the terms of the Plan, as amended from time to time and interpreted and applied by the Committee, shall govern and take precedence.

14. Governing Law. This Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

15. No Right to Continued Employment. Except as may otherwise be provided in the Employment Agreement, nothing in the Plan or in this Award Agreement will confer upon the Grantee any right to continue in the employment of the Company or interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause.

16. Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Award Agreement. The determination oft the Committee as to any matter of interpretation or construction shall be final, binding and conclusive.

17. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to the Company:	Thomas Hickey, Esq. General Counsel Primus Telecommunications Group, Incorporated 7901 Jones Branch Road, 9th Floor McLean, Virginia 22102 e-mail: tdhickey@primustel.com

If to the Grantee:	Peter D. Aquino

11630 Cedar Chase Road Herndon, Virginia 20170 Email: pa411@aol.com

18. Successors. The terms of this Award Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and, subject to Paragraph 4 hereof, the beneficiaries, executors, administrators, heirs and successors of the Grantee.

19. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Paragraph.

20. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

21. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Grantee has read and understands the terms and provisions thereof and hereof, and accepts the Restricted Stock granted hereunder subject to all the terms and conditions of the Plan and this Award Agreement.

[signature blanks follow]

Executed:	Primus Telecommunications Group, Incorporated

By:

Accepted:	Grantee:

Peter D. Aquino Address: 11630 Cedar Chase Road Herndon, Virginia 20170

EXHIBIT A

Assignment Separate from Certificate

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers unto Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”),                     (                    ) shares of common stock of the Company represented by Certificate No.                     and does hereby irrevocably constitute and appoint                     , or his designee or successor, as attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:                     , 20        .

Print Name

Signature

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE COMPANY TO EXERCISE ITS “REPURCHASE OPTION” SET FORTH IN THE AWARD AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF THE PURCHASER.